Exhibit 1

To whom it may concern
December 10, 2007
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Senior Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Announcement Regarding Strategic Investment and Business Alliance with TPG
NIS Group Co., Ltd. (“NIS” or the “Company”), a major Japanese non-bank finance company, announces today that it has executed definitive agreements with TPG, a leading global private equity firm with a strong track record of investing in financial institutions, to form a strategic investment and business alliance. Full details of the proposed transactions are disclosed through the Tokyo Stock Exchange.
Background and Purpose of the Strategic Investment and Business Alliance
Formerly, the Company provided credit to both consumers and small and medium-sized enterprises (“SMEs”). In 2004, the Company sold most of its consumer loan receivables and started to focus on the business of providing credit to SMEs. It also diversified into other growth areas such as real estate finance and investments, investment banking, non-performing loan servicing and leasing services in China.
However, the circumstances surrounding the non-bank finance business became more severe than expected following the amendment to the Moneylending Business Law in 2006. In light of this environment, in order to improve operational efficiency and enhance its business expansion, NIS drew up a management reform program to resolve its financial situation and is making efforts to supplement its credit and stabilize its financial base. The Company and TPG have a common understanding of the business environment and challenges facing non-bank finance companies in Japan. The investment from TPG will help strengthen the Company’s capital base and funding position. The Company will also receive operational support from TPG to reach its full potential by adjusting its business model in the new market environment. TPG has extensive experience investing in the Asia-Pacific region, including investment and management in, among other things, the financial services sector. Among TPG’s groundbreaking transactions in the financial services sector in Asia include its acquisition of a controlling stake in, and successful turnaround of, Shenzhen Development Bank, a Chinese nationwide bank, and Korea First Bank.
While strengthening its financial base and enhancing liquidity through this capital increase, NIS will endeavor to maximize its corporate value by leveraging the international network, management know-how and global best practices TPG has obtained through its investment and management expertise. Under the agreements, the Company will issue to TPG no less than ¥20 billion in new shares and stock warrants through a third-party allotment. Warrants will represent rights to purchase 8.75% of the new shares issued. TPG will also invest US$102.5 million in a holding company which will own 100% of Nissin Leasing (China) Co., Ltd. (“Nissin Leasing (China)”), the Company’s leasing subsidiary in China.
Upon completion of the transactions, TPG will become the largest shareholder of the Company with approximately a 40% ownership assuming all the warrants are exercised. TPG’s investment in the holding company of Nissin Leasing (China) will initially represent a 50% ownership, potentially increasing to 90% under certain circumstances such as the event that the Company does not maintain a level of financial strength to continuously support Nissin Leasing (China). The majority of the board members of the Company and the holding company of Nissin Leasing (China) will be appointed by TPG.
Completion of the transaction is subject to the super majority affirmative vote of the Company’s shareholders at the extraordinary shareholders’ meeting planned on February 18, 2008 and related approvals from regulatory authorities.

Kunihiko Sakioka, Chairman, President and CEO of the Company, states, “A globally leading investment firm such as TPG is the partner of choice for Japanese companies and will allow us to tap their expertise in the financial services industry, which is second to none. Together we will develop NIS into a market leader in the industry. The transaction enlarges and strengthens the capital base of NIS and allows us to take advantage of the opportunities in a challenging market environment which has weakened the competition.” Jun Tsusaka, co-head of TPG’s Japan operations said, “We are excited about the opportunity to partner with NIS, which has a unique business model among Japan’s non-bank finance companies and excellent growth potential going forward, particularly in China.”
Masayuki Yasuoka, co-head of TPG’s Japan operations added, “TPG has gained extensive experience through its numerous investments in Asian financial companies. Leveraging this strength will bring substantial value-add to NIS and take the Company to the next level.”
About NIS
The Company listed on the 1st section of the Tokyo Stock Exchange (TSE) in 1999, and listed on the New York Stock Exchange (NYSE) in 2002. Since its establishment in 1960, the Company has had the flexibility to change its business model to tailor its financial services that meet the social needs of the time. After selling most of its unguaranteed consumer loan receivables in 2004, the Company has shifted its business model to provide integrated financial services that address the diverse needs of SMEs. The Company is a competitive non-bank financial services provider that can respond to the various needs of SMEs through its cooperation with non-financial companies and its subsidiaries, both of which have a variety of expertise. The Company has diversified into growth areas such as real estate finance and investments, investment banking, non-performing loan servicing and leasing services in China.
About TPG
TPG is one of the world’s largest private investment firms with investments in global companies across a range of industries, as well as broad capabilities of managing these portfolio firms including such household names as Neiman Marcus, Bally Shoes, Burger King, Ducati Motorcyles, Metro Goldwyn Mayer (MGM) and Lenovo Computers, in addition to financial institutions in Asia and America. In Japan, TPG took a stake in the country’s No.2 toy maker TOMY in March 2007 and is expanding its footprint. TPG now has an extensive global network of companies with its portfolio firms having combined revenues of approximately US$114 billion and about 550,000 employees.

These materials contain forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct. In particular, we cannot assure that we will consummate the potential transaction referenced above or any other investment or similar transaction. Important risks and factors that could cause our actual results to differ materially from these forward-looking statements include without limitation the following: weak domestic economic conditions; the growing variety of legal means with which debtors can seek protection from creditors; changes to our portfolio of products and services and expansion into new business areas; the effect of fluctuations in the value of real estate held or securing loans; fluctuation in market environments regarding our investments; our ability to pursue and maintain profitable strategic alliances, joint ventures and strategic investments; increasing competition in the loan servicing market; risks associated with doing business in China; any future inability to obtain funds from lenders or access the debt capital markets on favorable terms; an increase in prevailing market interest rates; failure to implement our business strategies; the failure of our risk management systems; our ability to adequately evaluate or control risks associated with loans or guarantees we make or related collateral; any disruption or other difficulties experienced by our information or technological systems and networks; misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries; failure to maintain the confidentiality of personal information of our customers; and the influence of our chairman and his family over important decisions.